UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2009
CBIZ, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25890	22-2769024

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6050 Oak Tree Boulevard, South, Suite 500	44131

Cleveland, Ohio	(Zip Code)
(Address of principal executive offices)
216-447-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Director Retirement
Item 8.01 Other Events
SIGNATURES:

Item 5.02(b) Director Retirement
Director Harve A. Ferrill has indicated his intention to retire from the Board of Directors of CBIZ, Inc. effective at the expiration of his current term on May 14, 2009. Therefore Mr. Ferrill has chosen not to stand for reelection at the upcoming 2009 Annual Meeting. Mr. Ferrill is not retiring as a result of any disagreement with the registrant. Mr. Ferrill, 76, is the longest standing Board member, having served in this role since 1996. The Board and Management of CBIZ unanimously and sincerely thank Mr. Ferrill for his long and dedicated service to the Company.
Item 8.01 Other Events
On May 15, 2008, the Board had expanded the number of its directors to nine and elected Mrs. Benaree Pratt Wiley to serve as an independent Director of CBIZ, Inc. at that time. The Board has determined that the number of directors should be reduced to eight concurrent with Mr. Ferrill’s retirement, given the absence of adequate time for the Nominating and Governance Committee to carefully and deliberately consider its recommendation of a director nominee to replace Mr. Ferrill prior to the upcoming Annual Meeting. The Board has requested independent Director Todd J. Slotkin to succeed Mr. Ferrill in his role as a member of the Audit Committee following Mr. Ferrill’s departure from the Board. Mr. Slotkin has indicated his willingness to serve in that role.

SIGNATURES:
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 31, 2009
CBIZ, Inc.

By:	/s/ Michael W. Gleespen
Name:	Michael W. Gleespen
Title:	Corporate Secretary